CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 28, 2008 on the December 31, 2007 financial statements and financial highlights of the twelve Funds comprising First Investors Life Series Funds.  Such financial statements and financial highlights appear in the 2007 Annual Report and are incorporated by reference in the Post Effective Amendment to the Registration Statement on Form N-1A of First Investors Life Series Funds.  We also consent to the references to our Firm in such Registration Statement.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 25, 2008